Exhibit 99.1

News and Information

FOR IMMEDIATE RELEASE

Thomas J. Fitzgerald	Mark A. Rozelle
Media Relations	Investor Relations
(203) 817-3549	(203) 817-3520
LAWRENCE J. RUISI ELECTED TO UST BOARD OF DIRECTORS
STAMFORD, Conn., Dec. 14, 2007 – UST Inc. (NYSE: UST) announced today that Lawrence J. Ruisi has been elected to the company’s Board of Directors, effective January 1.
Most recently, Ruisi was president and chief executive officer of Loews Cineplex Entertainment Corp. He currently sits on the boards of directors for Hughes Communications, a satellite communications company and Innkeepers USA an owner of upscale and extended stay hotels. Previously, he served on the board of directors of the worldwide hotel and resorts company, Wyndham International.
“Larry Ruisi brings to the UST Board of Directors extensive experience from his senior-level executive roles in the finance, accounting and general management functions at several global corporations,” said Vincent A. Gierer, Jr., chairman, UST. “We look forward to calling on that expertise as we continue to build momentum towards our stated goal of delivering an average annual shareholder return of 10 percent on a consistent and sustainable basis.”
Ruisi’s prior experience includes serving as executive vice president of Sony Pictures, senior vice president and chief financial officer, Columbia Pictures Entertainment, Inc., as well as senior vice president, finance and vice president and controller at Tri-Star Pictures, Inc. He began his career with Price Waterhouse in New York where he held various management positions of increasing responsibility.
A Long Island native and Armonk, N.Y. resident, Ruisi holds a bachelor’s degree in accounting and a master’s degree in finance, both from St. John’s University, Queens, N.Y.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and Ste. Michelle Wine Estates. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. Ste. Michelle Wine Estates produces and markets premium wines sold nationally under 15 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as distributes and markets Antinori products in the United States.
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